PBF Energy Announces Election of George E. Ogden as Director

PARSIPPANY, N.J.-(BUSINESS WIRE)-December 8, 2017 - PBF Energy Inc. (NYSE: PBF) announced that George E. Ogden has been elected as an independent director effective January 1, 2018.

Thomas J. Nimbley, PBF’s Chairman of the Board and CEO, commented, “We are very pleased to have George join PBF’s Board of Directors. George has over 45 years of experience in the energy sector, with substantial experience in independent refining and will be a valued contributor to the PBF Energy Board.”

From January 1999 to the present, Mr. Ogden served as an independent refining and marketing consultant for energy and investment companies. Previously he was a Senior Vice President of Tosco from 1992 to 1999, where he was responsible for mergers, acquisitions and divestments and general corporate planning, and prior to that Mr. Ogden held various positions at Tosco, Occidental Petroleum and the Mobil Oil Corporation in business development, refinery operations, planning and economics and as a refinery engineer. Mr. Ogden is presently a director of PBF Logistics LP, where he is a member of the Audit Committee.

Forward-Looking Statements

This press release includes certain statements that may constitute forward-looking statements. Such forward-looking statements are subject to the general risks inherent in our business and are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Our expectations may or may not be realized or may be based upon assumptions or judgments that prove to be incorrect. Additional information relating to the uncertainties and other factors that can affect our business and future results are discussed in the “Risk Factors” section or other sections in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by us from time to time with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and we undertake no obligation to (and expressly disclaim any obligation to) update or revise any forward-looking statement to reflect new information or events, other than as required by law.

About PBF Energy Inc.

PBF Energy Inc. (NYSE: PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 44.1% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).

Contacts:

Colin Murray (investors)                 Michael C. Karlovich (media)
ir@pbfenergy.com                    mediarelations@pbfenergy.com
Tel: 973.455.7578                    Tel: 973.455.8994